THE DREYFUS FAMILY OF FUNDS
(Dreyfus Premier Family of Funds--Funds Included on Schedule A)

Rule 18f-3 Plan

Rule 18f-3 under the Investment Company Act of 1940, as amended (the "1940 Act"), requires that the Board of an investment company desiring to offer multiple classes pursuant to said Rule adopt a plan setting forth the separate arrangement and expense allocation of each class, and any related conversion features or exchange privileges.

The Board, including a majority of the non-interested Board members, of each of the investment companies, or series thereof, listed on Schedule A attached hereto, as such Schedule may be revised from time to time (each, a "Fund"), which desires to offer multiple classes has determined that the following plan is in the best interests of each class individually and the Fund as a whole: 1. Class Designation: Fund shares shall be divided into Class A, Class B and Class C, and, if indicated on Schedule A attached hereto, Class Z.

2. Differences in Services: The services offered to shareholders of each Class shall be substantially the same, except that Right of Accumulation, Letter of Intent and Reinvestment Privilege shall be available only to holders of Class A shares, Checkwriting services shall be available only to holders of Class A or Class Z shares, and Dreyfus Express® services shall be available only to holders of Class Z shares. Certain automatic investment plan privileges are not available to holders of Class B shares.

3. Differences in Distribution Arrangements: Class A shares shall be offered with a front-end sales charge, as such term is defined under the Conduct Rules of the National Association of Securities Dealers, Inc. (the "NASD Conduct Rules"), and a deferred sales charge (a "CDSC"), as such term is defined under the NASD Conduct Rules, may be

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assessed on certain redemptions of Class A shares purchased without an initial sales charge as part of an investment of $1 million or more. The amount of the sales charge and the amount of and provisions relating to the CDSC pertaining to the Class A shares are set forth on Schedule B hereto.

Class B shares shall be offered only in connection with dividend reinvestment and exchanges permitted by the Exchange Privilege. Class B shares shall not be subject to a front-end sales charge, but shall be subject to a CDSC and shall be charged an annual distribution fee under a Distribution Plan adopted pursuant to Rule 12b-1 under the 1940 Act. The amount of and provisions relating to the CDSC, and the amount of the fees under the Distribution Plan pertaining to the Class B shares, are set forth on Schedule C hereto. Class C shares shall not be subject to a front-end sales charge, but shall be subject to a CDSC and shall be charged an annual distribution fee under a Distribution Plan adopted pursuant to Rule 12b-1 under the 1940 Act. The amount of and provisions relating to the CDSC, and the amount of the fees under the Distribution Plan pertaining to the Class C shares, are set forth on Schedule D hereto.

Class Z shares shall be offered at net asset value only to certain shareholders as set forth on Schedule F hereto.

Each Class of shares shall be subject to a Shareholder Services Plan as set forth on Schedule G hereto.

4. Expense Allocation. The following expenses shall be allocated, to the extent practicable, on a Class-by-Class basis: (a) fees under the Distribution Plan and Shareholder Services Plan; (b) printing and postage expenses related to preparing and distributing materials, such as shareholder reports, prospectuses and proxies, to current

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shareholders of a specific Class; (c) Securities and Exchange Commission and Blue Sky registration fees incurred by a specific Class; (d) the expense of administrative personnel and services as required to support the shareholders of a specific Class; (e) litigation or other legal expenses relating solely to a specific Class; (f) transfer agent fees identified by the Fund's transfer agent as being attributable to a specific Class; and (g) Board members' fees incurred as a result of issues relating to a specific Class.

5. Conversion Features. Class B shares shall automatically convert to Class A shares after a specified period of time after the date of purchase, based on the relative net asset value of each such Class without the imposition of any sales charge, fee or other charge, as set forth on Schedule E hereto. No other Class shall be subject to any automatic conversion feature.

6. Exchange Privileges. Shares of a Class shall be exchangeable only for (a) shares of the same Class of other investment companies managed or administered by The Dreyfus Corporation or its affiliates as specified from time to time and (b) shares of certain other Classes of such investment companies or shares of certain other investment companies as specified from time to time.

Amended as of: June 1, 2006

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SCHEDULE A

Name of Fund		Date Plan Adopted

Dreyfus Premier GNMA Fund		April 12, 1995
(Revised as of
October 21, 2004)

Dreyfus Premier		April 12, 1995
Municipal Bond Fund*		(Revised as of
October 21, 2004)

Dreyfus Premier New Jersey		October 22, 2002
Municipal Bond Fund, Inc.		(Revised as of
October 21, 2004)

Dreyfus Premier New York		April 12, 1995
Municipal Bond Fund		(Revised as of
October 21, 2004)

Dreyfus Premier State		April 12, 1995
Municipal Bond Fund*		(Revised as of
October 21, 2004)

Dreyfus Premier California		April 28, 2004
Tax Exempt Bond Fund, Inc.*

*	The Fund also offers Class Z shares as described on Schedule F hereto.

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SCHEDULE B

Front-End Sales Charge--Class A Shares--The public offering price for Class A shares, except as set forth below, shall be the net asset value per share of that Class plus a sales load as shown below:

	Total Sales Load

	As a % of	As a % of
	offering price	net asset value
Amount of Transaction	per share	per share

Less than $50,000	4.50	4.70
$50,000 to less than $100,000	4.00	4.20
$100,000 to less than $250,000	3.00	3.10
$250,000 to less than $500,000	2.50	2.60
$500,000 to less than $1,000,000	2.00	2.00
$1,000,000 or more	-0-	-0-

Contingent Deferred Sales Charge--Class A Shares--A CDSC of 1.00% shall be assessed, except as set forth below, at the time of redemption of Class A shares purchased without an initial sales charge as part of an investment of at least $1,000,000 and redeemed within one year of purchase. The terms contained in Schedule C pertaining to the CDSC assessed on redemptions of Class B shares (other than the amount of the CDSC and its time periods), including the provisions for waiving the CDSC, shall be applicable to the Class A shares subject to a CDSC. Letter of Intent and Right of Accumulation shall apply to purchases of Class A shares subject to a CDSC.

Class A Shares of Dreyfus Premier New Jersey Municipal Bond Fund, Inc. Only--

Shareholders beneficially owning Class A shares of Dreyfus Premier New Jersey Municipal Bond Fund, Inc. on January 6, 2003 may purchase Class A shares of such Fund at net asset value without a front-end sales charge and redeem Class A shares of such Fund without imposition of a CDSC.

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SCHEDULE C

Contingent Deferred Sales Charge--Class B Shares--A CDSC payable to the Fund's Distributor shall be imposed on any redemption of Class B shares which reduces the current net asset value of such Class B shares to an amount which is lower than the dollar amount of all payments by the redeeming shareholder for the purchase of Class B shares of the Fund held by such shareholder at the time of redemption. No CDSC shall be imposed to the extent that the net asset value of the Class B shares redeemed does not exceed (i) the current net asset value of Class B shares acquired through reinvestment of dividends or capital gain distributions, plus (ii) increases in the net asset value of the shareholder's Class B shares above the dollar amount of all payments for the purchase of Class B shares of the Fund held by such shareholder at the time of redemption.

If the aggregate value of the Class B shares redeemed has declined below their original cost as a result of the Fund's performance, a CDSC may be applied to the then-current net asset value rather than the purchase price.

In circumstances where the CDSC is imposed, the amount of the charge shall depend on the number of years from the time the shareholder purchased the Class B shares until the time of redemption of such shares. Solely for purposes of determining the number of years from the time of any payment for the purchase of Class B shares, all payments during a month shall be aggregated and deemed to have been made on the first day of the month.

The following table sets forth the rates of the CDSC for Class B shares, except for Class B shares purchased by shareholders who beneficially owned Class B shares on November 30, 1996 and Class B shares issued in connection with certain transactions described below:

CDSC as a % of
Year Since	Amount Invested or
Purchase Payment	Redemption
Was Made	Proceeds
First	4.00
Second	4.00
Third	3.00
Fourth	3.00
Fifth	2.00
Sixth	1.00

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SCHEDULE C (continued)

The following table sets forth the rates of the CDSC for Class B shares purchased by shareholders who beneficially owned Class B shares on November 30, 1996:

CDSC as a % of
Year Since	Amount Invested or
Purchase Payment	Redemption
Was Made	Proceeds
First	3.00
Second	3.00
Third	2.00
Fourth	2.00
Fifth	1.00
Sixth	0.00

     For Class B shares issued in connection with (i) the exchange of shares originally issued by a series of The Bear Stearns Funds or (ii) the reorganization of any such series of The Bear Stearns Funds, where the shares of such series were purchased before December 1, 2003, the following table sets forth the rates of the CDSC for such shares:

CDSC as a % of
Year Since	Amount Invested or
Purchase Payment	Redemption
Was Made	Proceeds
First ……………………………………….	5.00
Second ……………………………………	4.00
Third ………………………………………	3.00
Fourth ……………………………………	3.00
Fifth ………………………………………	2.00
Sixth ………………………………………	1.00
Seventh ……………………………………	0.00
Eighth ……………………………………	0.00

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SCHEDULE C (continued)

In determining whether a CDSC is applicable to a redemption, the calculation shall be made in a manner that results in the lowest possible rate. Therefore, it shall be assumed that the redemption is made first of amounts representing shares acquired pursuant to the reinvestment of dividends and distributions; then of amounts representing the increase in net asset value of Class B shares above the total amount of payments for the purchase of Class B shares made during the preceding six years (five years for shares issued to shareholders beneficially owning Class B shares on November 30, 1996 or eight years for certain shares issued in connection with shares originally issued by a series of The Bear Stearns Funds); and finally, of amounts representing the cost of shares held for the longest period of time.

Waiver of CDSC--The CDSC shall be waived in connection with (a) redemptions made within one year after the death or disability, as defined in Section 72(m)(7) of the Internal Revenue Code of 1986, as amended (the "Code"), of the shareholder, (b) redemptions by employees participating in qualified or non-qualified employee benefit plans or other programs, (c) redemptions as a result of a combination of any investment company with the Fund by merger, acquisition of assets or otherwise, (d) a distribution following retirement under a tax-deferred retirement plan or upon attaining age 70-1/2 in the case of an IRA or Keogh plan or custodial account pursuant to Section 403(b) of the Code, and (e) redemptions pursuant to any systematic withdrawal plan as described in the Fund's prospectus. Any Fund shares subject to a CDSC which were purchased prior to the termination of such waiver shall have the CDSC waived as provided in the Fund's prospectus at the time of the purchase of such shares.

Amount of Distribution Plan Fees--Class B Shares--.50 of 1% of the value of the average daily net assets of Class B.

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SCHEDULE D

Contingent Deferred Sales Charge--Class C Shares--A CDSC of 1.00% payable to the Fund's Distributor shall be imposed on any redemption of Class C shares within one year of the date of purchase. The basis for calculating the payment of any such CDSC shall be the method used in calculating the CDSC for Class B shares. In addition, the provisions for waiving the CDSC shall be those set forth for Class B shares.

Amount of Distribution Plan Fees--Class C Shares--.75 of 1% of the value of the average daily net assets of Class C.

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SCHEDULE E

Conversion of Class B Shares--Approximately six years after the date of purchase, Class B shares (other than those issued in connection with certain transactions described below) automatically shall convert to Class A shares, based on the relative net asset values for shares of each such Class, and shall no longer be subject to the distribution fee. Class B shares issued in connection with (i) the exchange of shares originally issued by a series of The Bear Stearns Funds or (ii) the reorganization of any such series of The Bear Stearns Funds, where the shares of such series were purchased before December 1, 2003, automatically shall convert to Class A shares approximately eight years after the date of original purchase of such shares from the series of The Bear Stearns Funds. At the time of conversion, Class B shares that have been acquired through the reinvestment of dividends and distributions ("Dividend Shares") shall be converted in the proportion that a shareholder's Class B shares (other than Dividend Shares) converting to Class A shares bears to the total Class B shares then held by the shareholder which were not acquired through the reinvestment of dividends and distributions.

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SCHEDULE F

Class Z Shares--Dreyfus Premier California Tax Exempt Bond Fund, Inc. offers Class Z shares only to shareholders of the Fund with accounts that existed on September 30, 2004 (including shareholders who received Class Z shares in exchange for their shares of General California Municipal Bond Fund, Inc. as a result of the reorganization of such fund) and who continue to maintain such accounts at the time of purchase and to certain broker-dealers and other financial institutions maintaining accounts with the Fund on September 30, 2004 (or General California Municipal Bond Fund, Inc. at the time of the reorganization of such fund) on behalf of qualified retirement plans and "wrap accounts" or similar programs.

     The Massachusetts Series of Dreyfus Premier State Municipal Bond Fund offers Class Z shares only to shareholders of the series who received Class Z shares in exchange for their shares of Dreyfus Massachusetts Tax Exempt Bond Fund as a result of the reorganization of such fund and who continue to maintain an account with the Massachusetts Series at the time of purchase and to certain broker-dealers and other financial institutions maintaining accounts with Dreyfus Massachusetts Tax Exempt Bond Fund at the time of the reorganization of such fund on behalf of qualified retirement plans and "wrap accounts" or similar programs.

     Dreyfus Premier Municipal Bond Fund offers Class Z shares only to shareholders of the Fund who received Class Z shares in exchange for their shares of General Municipal Bond Fund, Inc. as a result of the reorganization of such fund and who continue to maintain an account with the Fund at the time of purchase and to certain broker-dealers and other financial institutions maintaining accounts with General Municipal Bond Fund, Inc. at the time of the reorganization of such fund on behalf of qualified retirement plans and "wrap accounts" or similar programs.

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SCHEDULE G

Shareholder Services Plan--Class A, Class B and Class C shares of each Fund, and Class Z shares of Dreyfus Premier Municipal Bond Fund, are subject to a Shareholder Services Plan pursuant to which the Fund pays the Distributor a fee at the annual rate of .25% of the Fund's average daily net assets attributable to Class A, Class B and Class C, and .20% of the Fund's average daily net assets attributable to Class Z, respectively, for providing shareholder services. Class Z shares of Dreyfus Premier California Tax Exempt Bond Fund, Inc. and the Massachusetts Series of Dreyfus Premier State Municipal Bond Fund are subject to a Shareholder Services Plan pursuant to which the Fund or Series reimburses the Distributor an amount not to exceed an annual rate of .25% of the Fund's/Series' average daily net assets attributable to Class Z for the provision of shareholder services.

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